ASSIGNMENT, ASSUMPTION AND NOVATION AGREEMENT

THIS AGREEMENT made as of the 18th day of October, 2007, among:

HEXAGON AB
(the “Assignor”)

- and -

HEXAGON CANADA ACQUISITION INC.
(the “Assignee”)

- and -

NOVATEL INC.
(“NovAtel”).

WHEREAS the Assignor is a party to a subscription and support agreement (the “Support Agreement”) dated October 8, 2007 between the Assignor and NovAtel;

AND WHEREAS pursuant to the Support Agreement, the Assignor agreed to make an offer (the “Offer”) to purchase all of the outstanding common shares of NovAtel;

AND WHEREAS pursuant to the Support Agreement, the Assignor may assign all or any part of its rights or obligations under the Support Agreement to one or more direct or indirect wholly-owned subsidiaries of the Assignor, but, if such assignment takes place, the subsidiary or subsidiaries shall become party to the Support Agreement and the Assignor shall continue to be liable to NovAtel for any default in performance by the assignee;

AND WHEREAS the Assignee is a wholly-owned direct subsidiary of the Assignor and the Assignor wishes to assign to the Assignee, certain of the rights and obligations of the Assignor under the Support Agreement;

NOW THEREFORE THIS ASSIGNMENT WITNESSETH that in consideration of these presents and other good and valuable consideration paid by each party to the others hereunder, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as set forth below.

1.                                       Assignment.  The Assignor, as of the date hereof, hereby absolutely grants, sells, assigns and transfers to the Assignee all of the Assignor’s estate, right, title, interest, claim and demand whatsoever both at law and in equity in and to the provisions of the Support Agreement in respect of the Offer (including, without limitation, the covenants of the Assignor in Article 2 of the Support Agreement but excluding any of the provisions in Article 4 of the Support Agreement) and all of the benefits and advantages to be derived therefrom and all covenants and agreements in connection therewith (the “Assigned Interest”), to have and to hold the Assigned Interest unto the Assignee and its successors and assigns.

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2.                                       Assumption.  The Assignee hereby assumes all of the covenants and obligations of the Assignor under the Support Agreement as set forth herein as they relate to the Assigned Interest as of the date hereof and the Assignee hereby covenants and agrees that it shall be liable to the Assignor for the observance, performance and fulfillment of each and every covenant, agreement, term, obligation, condition and stipulation on the part of the Assignor contained in the Support Agreement as they relate to the Assigned Interest and in any documents executed and delivered by the Assignee in connection with therewith.

3.                                       Grant of Authority.  The Assignor hereby grants to the Assignee the full power and authority to negotiate, settle, execute and deliver all documents to which the Assignor was to have been a party in accordance with the Support Agreement as it relates to the Assigned Interest and the Assignor agrees that all agreements, certificates, undertakings, documents and other instruments delivered by the Assignee in connection with the Support Agreement as it relates to the Assigned Interest prior to, on or after the completion of the Offer shall be irrevocably deemed to have been approved and authorized by the Assignor.

4.                                       Consent and Novation

NovAtel hereby:

(a)           consents to the assignment herein provided; and

(b)                                 covenants and agrees that effective from and after the Effective Date, the Assignee shall be entitled to hold and enforce all of the rights, benefits and privileges of the Assignor pursuant to the Support Agreement as it relates to the Assigned Interest and shall be entitled to perform all of the covenants and obligations of Assignor pursuant to the Support Agreement as it relates to the Assigned Interest;

provided, however, that nothing herein contained shall be construed as releasing, relieving or discharging the Assignor from any of its representations, warranties, covenants, obligations or liabilities under the Support Agreement and the Assignor shall remain jointly and severally liable with the Assignee to NovAtel in respect of all such representations, warranties, covenants, obligations or liabilities.

5.                                       Covenants of the Assignor to the Assignee.  The Assignor hereby covenants, represents and warrants to the Assignee that:

(a)                                  the Support Agreement is in full force and effect as of the date hereof;

(b)                                 notwithstanding any act of the Assignor, the Assignor now has good right to assign to the Assignee all of its right, title and interest in and to the Support Agreement as it relates to the Assigned Interest;

(c)                                  the Assignor has not assigned its right, title and interest in the Support Agreement other than as set forth herein; and

(d)                                 the Assignor has done no act to encumber its right, title and interest in the Support Agreement as it relates to the Assigned Interest and has done no act and has been guilty of no default, omission or laches whereby the Support Agreement as it relates to the Assigned Interest has become in part or entirely unenforceable, impaired or invalid.

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6.                                       Covenants of the Assignee to Assignor.  The Assignee hereby covenants with the Assignor:

(a)                                  to accept the assignment herein contained; and

(b)                                 to assume, pay and discharge all monies paid, due or to become due by the Assignor in respect of the Assigned Interest and to indemnify and save harmless the Assignor from and against payment of the same or any part thereof and to observe, keep and perform, and indemnify and save harmless the Assignor from and against the liability of all the terms, covenants and conditions contained in the Support Agreement which the Assignor has agreed to observe, keep and perform.

7.                                       Representations. For greater certainty, the Assignee hereby makes the representations and warranties set forth in section 8.2 of the Support Agreement to NovAtel (and acknowledges that NovAtel is relying upon such representations and warranties in connection with the Assignee entering into the Support Agreement).

8.                                       Assignor’s Further Obligations.  Notwithstanding the assignment of the Assigned Interest to the Assignee pursuant to this agreement, the Assignor agrees that nothing herein shall release, relieve or discharge the Assignor from any of its representations, warranties, covenants, obligations or liabilities under the Support Agreement.

9.                                       Governing Law.  This agreement shall be construed in accordance with and be governed by the laws of Alberta and the federal laws of Canada applicable therein.

10.                                 Headings.  The headings contained in this agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

11.                                 Successors and Assigns.  The Assignee may assign all or any part of its rights or obligations under this agreement to one or more direct or indirect wholly-owned Subsidiaries (as defined in the Support Agreement) of the Assignor, but, if such assignment takes place, the Subsidiary or Subsidiaries shall become party to the Support Agreement and the Assignor shall continue to be liable to NovAtel for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party without the prior written consent of the other parties. All covenants, agreements, conditions and obligations contained in this agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the parties hereto.

12.                                 Further Assurances.  Each of the parties hereto covenants and agrees from time to time and at all times hereafter to do and perform such acts and things and to execute all such deeds, documents and writings and give all such further assurances as may reasonably be required to give effect to the intention of this agreement.

13.                                 Conflict.  If there is any conflict or inconsistency between any term or provision of this agreement and any term or provision of the Support Agreement, the terms and provisions of the Support Agreement shall prevail.

14.                                 Survival.  The provisions of this agreement shall survive the completion of the Offer.

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15.                                 Counterparts.  This agreement may be signed by facsimile transmission and in one or more counterparts, each of which shall be a binding on the parties hereto.

IN WITNESS WHEREOF the parties have hereunto affixed their names by their proper officers as of the date first above written.

HEXAGON AB

By:	/s/ Frederick W. London
Frederick W. London
General Counsel and Attorney-in-Fact

HEXAGON CANADA ACQUISITION INC.

By:	/s/ Frederick W. London
Frederick W. London
Vice-President and Secretary

NOVATEL INC.

By:	/s/ Jonathan W. Ladd
Jonathan W. Ladd
President and Chief Executive Officer